NEITHER THIS NOTE NOR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS NOTE AND ANY SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS SO REGISTERED AND QUALIFIED UNDER ALL APPLICABLE SECURITIES LAWS, OR UNLESS SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

CONVERTIBLE UNSECURED PROMISSORY NOTE

$240,000.00                                                                                                                                                                                                                                                                                       August 1, 2006

FOR VALUE RECEIVED, the undersigned, Solx, Inc., a Delaware corporation (the “Company”), hereby promises to pay to OccuLogix, Inc., a Delaware corporation, or its assigns (“OccuLogix”), at the times set forth below and subject to acceleration or conversion as set forth herein, the aggregate principal amount of TWO HUNDRED AND FORTY THOUSAND DOLLARS ($240,000.00) (the “Principal Amount”), and interest on the unpaid Principal Amount, from time to time outstanding, which shall accrue on a daily basis from the date on which the Principal Amount has been loaned to the Company through and including the date on which such Principal Amount is paid in full (or the Principal Amount and accrued interest is converted into Conversion Shares (defined below) in accordance with Section 3 hereof), at an annual interest rate equal to the “Prime Rate” as announced from time to time by Bank of America, N.A., or its successor, plus two percent (2%). Unless the indebtedness evidenced by this Convertible Unsecured Promissory Note (this “Note”) becomes due and payable earlier as provided in Section 4 below, or is converted into Conversion Shares in accordance with Section 3.2 below, the Principal Amount then outstanding, and any interest accrued but unpaid thereon, shall be paid in one (1) payment in lawful money of the United States of America, on October 2, 2006 (the “Maturity Date”).

1.  Defined Terms. For purposes of this Note, the terms listed below shall have the respective meanings set forth below:

1.1  “Amended and Restated Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of June 17, 2004, by and among the Company, Boston Scientific Corporation, and the stockholders listed on Exhibit A thereto, as such agreement may be amended, restated, supplemented or replaced from time to time;

1.2  “business day” means any day that banks located in Boston, Massachusetts are open for business (i.e., not Saturdays, Sundays or legal holidays for such banks);

1.3  “Common Stock” means the common stock, $.001 par value, of the Company;

1.4  “Conversion Shares” means, in the case of any conversion pursuant to Section 3.2 below, shares of the Company’s Common Stock;

1.5  “Due Diligence Period” means the time period between March 27, 2006 through and including July 31, 2006 or such other date as the Company and OccuLogix may mutually agree;

1.6  “Fully Diluted Basis” means to take into account all issued and outstanding shares of Common Stock and all issued and outstanding shares of preferred stock of the Company on an as-converted basis at their respective conversion prices then in effect;

1.7  “Letter Agreement” means the Letter of Intent between the Company and OccuLogix dated March 26, 2006, as amended;

1.8  “Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company, taken as a whole;

1.9  “Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among OccuLogix, OccuLogix Mergeco, Inc., the Company and Doug P. Adams, John Sullivan and Peter M. Adams, acting, in each case, in his capacity as a member of the Stockholder Representative Committee referred to therein;

1.10  “OccuLogix Transaction” means the merger of the Company with and into OccuLogix Mergeco, Inc. pursuant to the Merger Agreement or the acquisition of the Company by OccuLogix or any of its affiliates by any other means;

1.11  “Original Promissory Note” means the Convertible Unsecured Promissory Note of the Company, dated April 4, 2006 and in the principal amount of $2,000,000.00, issued in favor of OccuLogix;

1.12  “Post-Conversion Agreement” has the meaning attributed to such term in Section 3.3;

1.13  “Sale of the Company” means (i) during the Due Diligence Period, any agreement, agreement in principle or other commitment (whether or not legally binding or written or oral) relating to a sale of the Company in a single or related series of transactions, whether by merger, consolidation or other transaction (including, without limitation, the sale of outstanding shares of the capital stock of the Company) in which, in each case, the holders of the Company’s voting securities outstanding immediately prior to the consummation of the transaction or transactions own securities with less than a majority of the voting power of the Company or a successor immediately after the transaction (a “Change in Voting Control”), or by sale or license of all or substantially all of the Company’s assets, or otherwise (a “Competing Transaction”) or (ii) during the Due Diligence Period and for a three-month period following the end of the Due Diligence Period, the consummation of a Competing Transaction; provided, however, that if the consummation of a Competing Transaction occurs during the three-month period after the Due Diligence Period, then such Competing Transaction shall only be a Sale of the Company if any discussion regarding such Competing Transaction was initiated by the Company, or any step in furtherance of it was taken by the Company, during the Due Diligence Period. For clarification, the OccuLogix Transaction, if consummated, shall not be considered a Sale of the Company. For further clarification, any offering by the Company of shares of its capital stock in exchange for cash in which a Change of Voting Control does not occur, shall not be considered a Sale of the Company.

2.  Payment. Payment of interest and principal hereunder shall be made at the business address of the holder hereof. All computations of interest payable under this Note shall be made on the basis of the actual number of calendar days elapsed. All payments hereunder shall be applied first to any unpaid accrued interest, second to payment of all, if any, other amounts except principal due under or in respect of this Note, and third to repayment of the unpaid Principal Amount.

3.  Cancellation; Conversion. This Note shall be cancelled or convertible as follows:

3.1  Cancellation Upon OccuLogix Transaction. Notwithstanding anything else to the contrary in this Note, this Note and all outstanding obligations and amounts owing by the Company under this Note shall automatically (without any action by any party) be cancelled upon the consummation of the OccuLogix Transaction, unless OccuLogix should otherwise decide that this Note shall not be cancelled.

3.2  Conversion Upon a Sale of the Company, etc. At the sole option of OccuLogix, this Note may be converted immediately upon (with such conversion made contingent upon) (a) a Sale of the Company, (b) a breach by the Company of its exclusivity covenant in paragraph 8 of the Letter Agreement, (c) the Principal Amount remaining outstanding and owing after the Maturity Date, (d) the termination by OccuLogix of the Merger Agreement pursuant to Sections 8.1(b) or 8.1(d) thereof, (e) the termination by the Company of the Merger Agreement pursuant to Section 8.1(g) thereof, or (f) the occurrence of an Event of Default as set forth in Section 4 below, into that number of Conversion Shares as shall be equal to 1.2% of the issued and outstanding capital stock of the Company on a Fully Diluted Basis. The Company shall give OccuLogix written notice fifteen (15) business days prior to the consummation of any Sale of the Company, which notice shall describe in sufficient detail the terms of such transaction, to enable OccuLogix to make a decision as to whether to exercise its option under this Section 3.2.

3.3  Manner of Conversion. OccuLogix shall be deemed to be the holder of the Conversion Shares: (a) in connection with a conversion pursuant to Section 3.2, immediately upon (and contingent upon) the consummation of a Sale of the Company, provided that OccuLogix has provided the Company with written notice of conversion prior to the consummation of the Sale of the Company as provided in Section 3.2 above; (b) in connection with the breach by the Company of its exclusivity covenant in paragraph 8 of the Letter Agreement, immediately upon (and contingent upon) the independent determination of a third party arbitrator, or other competent decisionmaker mutually acceptable to the Company and OccuLogix, acting reasonably, conducted in accordance with procedures mutually acceptable to the Company and OccuLogix, acting reasonably; (c) in the event that the Principal Amount remains outstanding and owing after the Maturity Date, immediately upon (and contingent upon) the expiration of the cure period after receipt of notice as set forth in Section 4(d) below and provided that OccuLogix has delivered a notice to the Company of its intention to convert this Note pursuant to Section 3.2; (d) in connection with the termination of the Merger Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(g) thereof, immediately upon (and contingent upon) the effective time of such termination; and (e) in connection with an Event of Default, immediately upon (and contingent upon) the expiration of the applicable cure period after receipt of notice as set forth in Section 4 below. At such time, OccuLogix shall have all of the rights of a holder of Common Stock and, upon its request, shall be entitled to receive a certificate representing the Conversion Shares into which this Note converts. Upon conversion of the Principal Amount and accrued but unpaid interest on this Note into Conversion Shares as provided herein, the provisions of this Note relating to the obligation of the Company to pay principal and interest to OccuLogix, set forth herein, shall be null and void and no payment of principal and interest shall be owed or paid by the Company to OccuLogix pursuant to this Note. However, subject to the foregoing, this Note shall remain in full force and effect until such time as the Company and OccuLogix enter into a separate agreement that shall provide OccuLogix with protection substantially equivalent to the protection provided to OccuLogix hereunder, including, without limitation, the anti-dilutive protection contemplated in Section 3.4 (the “Post-Conversion Agreement”). The Company and OccuLogix shall use best efforts to negotiate, execute and deliver the Post-Conversion Agreement as soon as practicable following the conversion of this Note but, in any event, by no later than the end of the 45-day period following the conversion of this Note, subject to any mutually agreed extension of time. If the Post-Conversion Agreement is not entered into within such 45-day period or other agreed time period, then the provisions of Section 3.4 below of this Note shall continue in full force and effect.

3.4  Continuing Equity Ownership. Until the earlier of (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation or any sale of all or substantially all of the assets of the Company, in each case, with a pre-transaction valuation of the Company equal to or greater than $5,000,000.00, and (ii) an underwritten public offering of shares of common stock of the Company at a pre-offering valuation of the Company greater than $5,000,000.00 and net proceeds to the Company of at least $1,000,000.00, from time to time, following the conversion of this Note pursuant to Section 3.2, the Company shall issue to OccuLogix, without payment of additional consideration by OccuLogix, such number of additional shares of Common Stock as shall be necessary for OccuLogix always to maintain (solely by reason of its ownership of Conversion Shares and any shares of Common Stock issued to it pursuant to this Section 3.4) an ownership percentage in the Company equal to 1.2% of the issued and outstanding capital stock of the Company on a Fully Diluted Basis. For greater certainty, OccuLogix’s rights under this Section 3.4 are in addition to, and not in lieu of or in substitution for, any other applicable right that OccuLogix may have, under Section 3.4 of the Original Promissory Note and/or the Merger Agreement.

4.  Acceleration. At OccuLogix’s option, the entire unpaid portion of the Principal Amount and all accrued but unpaid interest represented by this Note will become due and payable upon written notice of acceleration given by OccuLogix to the Company immediately prior to or following any of the following (each, an “Event of Default”) (a) liquidation or dissolution of the Company, or any other termination or winding-up of its existence or business, (b) appointment of any receiver for the Company or its assets, (c) assignment by the Company for the benefit of its creditors, (d) material breach by the Company of this Note that is not cured within thirty (30) days’ written notice thereof from OccuLogix, in the case of any defaults other than payment defaults, or two (2) days’ written notice thereof from OccuLogix, in the case of any payment defaults, (e) institution by the Company of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a party’s debts, change of control of the Company or Sale of the Company, or if any such proceeding shall be filed or shall be commenced against the Company by a third party and the Company shall indicate its approval thereof, consent thereto or acquiescence therein or such proceeding shall not have been dismissed within sixty (60) days following the filing thereof, (f) an event of default under any mortgage, indenture, obligation, instrument or indebtedness of the Company, which default results in $50,000 or more (in the aggregate) of such indebtedness to become due and payable by the Company prior to its stated maturity date (including, without limitation, an Event of Default (as such term is defined in the Original Promissory Note) under the Original Promissory Note), or (g) a Sale of the Company. A breach by the Company of the representation and warranty contained in Section 5.3 shall be considered a material breach of this Note.

5.  Representations and Warranties of the Company. The Company hereby represents and warrants to OccuLogix as follows:

5.1  Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to issue this Note, the Conversion Shares and any shares of Common Stock issuable pursuant to Section 3.4, and to perform its obligations under, and carry out the provisions of, this Note.

5.2  Authorization; Binding Obligations; Governmental Consents.

(a)  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and issuance of this Note, and the performance of all obligations of the Company hereunder, have been taken prior to the date hereof. This Note is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and issuance of this Note.

5.3  Compliance with Other Instruments. The Company is not in violation or default of any provision of its certificate of incorporation or by-laws or similar organizational documents, or, other than as disclosed in writing to OccuLogix pursuant to the Merger Agreement, of any mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to the best of the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, which violation or default could reasonably be expected to have a Material Adverse Effect. The issuance of this Note and the Conversion Shares will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or material contract, or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the business, or operations or any of the assets or properties of the Company.

5.4  Valid Issuance. The Conversion Shares to be issued sold and delivered upon conversion of this Note, in accordance with the terms hereof and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. Any additional shares of Common Stock issuable, in accordance with the terms of Section 3.4, will be duly and validly issued, fully paid and nonassessable.

5.5  Seniority of Note. Until cancellation or conversion as provided for in this Note, after the Maturity Date (or earlier upon and as of an Event of Default), this Note shall be senior to all other debt obligations of the Company evidenced by any loan agreement, note or other instrument of any similar kind (other than the Original Promissory Note, the Company’s indebtedness under which shall rank pari passu with the indebtedness of the Company hereunder), and, after the Maturity Date (or earlier upon and as of an Event of Default), no payment(s) shall be made under any such other debt obligations (other than the Original Promissory Note) until OccuLogix has received payment in full of the Principal Amount.

5.6  Current Liabilities. The current liabilities of the Company as of June 30, 2006 do not exceed $4,030,400.

6.  Representations and Warranties of OccuLogix. OccuLogix hereby represents and warrants to the Company as follows:

6.1  Organization. OccuLogix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. OccuLogix has all requisite corporate power and authority to perform its obligations under, and carry out the provisions of, this Note.

6.2  Authorization; Binding Obligations; Governmental Consents.

(a)  All corporate action on the part of OccuLogix, its officers, directors and stockholders necessary for the performance of all obligations of OccuLogix hereunder, have been taken prior to the date hereof. This Note is a valid and legally binding obligation of OccuLogix, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of OccuLogix is required in connection with the execution and issuance of this Note.

6.3  Investment Representations. OccuLogix understands that neither this Note nor the Conversion Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”). OccuLogix also understands that this Note and the Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon OccuLogix’s representations contained in this Note. OccuLogix hereby represents and warrants as follows:

(a)  Acquisition for Own Account. OccuLogix is acquiring this Note and would acquire the Conversion Shares for OccuLogix’s own account for investment only, and not with a view toward their distribution.

(b)  Accredited Investor. OccuLogix represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

7.  Affirmative Covenants. Unless OccuLogix shall otherwise agree in writing, the Company covenants and agrees that, so long as this Note is outstanding:

7.1  Punctual Payment. The Company will duly and punctually pay, or cause to be paid, the Principal Amount and interest under this Note and all other amounts provided for in this Note, all in accordance with the terms hereof;

7.2  Notices.

(a)  Defaults. The Company will, promptly upon becoming aware thereof, notify OccuLogix in writing of any Event of Default, together with a reasonably detailed description thereof, and the actions the Company proposes to take with respect thereto; and

(b)  Notice of Litigation and Judgments. The Company will give notice to OccuLogix in writing within fifteen (15) business days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or to which the Company is or becomes a party involving an uninsured claim against the Company that could, in each case, reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings; and the Company will give notice to OccuLogix, in writing, in form and detail reasonably satisfactory to OccuLogix, within ten (10) business days of any judgment not covered by insurance, final or otherwise, against the Company;

7.3  Legal Existence and Good Standing. The Company will do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence and good standing in the State of Delaware and its good standing and qualification to transact or do business in each jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect;

7.4  Taxes. The Company will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property or assets;

7.5  Inspection of Properties and Books, etc. The Company shall permit OccuLogix upon five (5) business days’ written notice to the Company and through its designated representatives, to visit and inspect, during regular business hours on a business day, any of the properties of the Company, to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as OccuLogix may reasonably request;

7.6  Covenant of the Company to Reserve Stock. At all times prior to the earlier of (a) the conversion of this Note into Conversion Shares in accordance with the terms hereof, or (b) the Maturity Date, the Company shall reserve, out of its authorized and unissued capital stock, an adequate number of shares of Common Stock such that the Conversion Shares shall be immediately issuable upon conversion of this Note. If at any time the number of authorized but unissued shares of capital stock shall not be sufficient to enable the conversion of this Note into Conversion Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of capital stock to such number of shares of capital stock as shall be sufficient for such purpose;

7.7  Use of Proceeds. The Company shall use the Principal Amount for general corporate purposes; and

7.8  Exemption from Rights of Participation. The Company shall (a) obtain continuing and effective written waivers, in a form reasonably satisfactory to OccuLogix, or (b) cause to be amended, as soon as practicable, Section 7.5 of the Amended and Restated Stockholders Agreement, so as to ensure in either case that the rights of participation of each of Boston Scientific Corporation and the Trustees of Boston University, established by Section 7 of the Amended and Restated Stockholders Agreement, shall have no application to any Conversion Shares to be issued to OccuLogix in the event of the conversion of this Note pursuant to Section 3.2 or any subsequent issuances of shares of the capital stock of the Company as a result of any anti-dilution rights of OccuLogix (as set forth in Section 3.4).

8.  Negative Covenants. Without limiting the foregoing, the Company covenants and agrees that it shall not, so long as this Note is outstanding, directly or indirectly do or cause, or propose to do or cause, any of the following without the prior written consent of OccuLogix:

8.1  Charter Documents. Cause or permit any amendments to its certificate of incorporation or by-laws or similar organizational documents, each as in effect on the date hereof, to the extent it could reasonably be expected to cause a material impairment of any rights of OccuLogix under this Note;

8.2  Dividends; Changes in Capital Stock. Except as otherwise specifically contemplated in this Note, (a) declare or pay any cash dividends or dividends of property on, or make any other distributions (in cash or property) in respect of, any of its capital stock, or (b) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of the Company that permit the Company to repurchase securities from the holders thereof at the original purchase price therefor in connection with the termination of services of such holder as an employee of or consultant to the Company);

8.3  Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or when aggregating all such dispositions taking place in any 12-consecutive-month period, taken as a whole, to the conduct of the Company’s business, or that could otherwise be reasonably expected to have a Material Adverse Effect, except as part of a Sale of the Company;

8.4  Related Party Transactions. Enter into or be a party to any transaction with any director, officer, employee, significant stockholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or subsidiary or affiliate of the Company (a “Related-Party Transaction”) except as previously approved by (i) a majority of the independent members of the Company’s Board of Directors or (ii) the holders of a majority of the Independent Shares. Any Related-Party Transaction shall be fair and reasonable to the Company and on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. For purposes of this Section 8.4, “Independent Shares” shall mean, with respect to any transaction, the shares of outstanding capital stock of the Company held by stockholders who are not directly interested in such transaction;

8.5  Breach or Violate Note. Take any action that could reasonably be expected to materially violate or breach, or result in a material violation or breach, of the Company’s obligations under this Note;

8.6  No Impairment. Take any action that could reasonably be expected to deny OccuLogix the anticipated benefits of the conversion rights provided in this Note in any material respect, or, if this Note is not so converted, the payment of the Principal Amount or unpaid accrued interest pursuant to the terms of this Note; or

8.7  General. Authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

9.  Independent Obligations. The Company agrees and acknowledges that each covenant contained in Sections 7 and 8 constitutes an independent obligation of the Company, not qualified by any other clause, and shall be deemed to be cumulative.

10.  No Security Interest. This Note is unsecured and the Company does not pledge any assets or other collateral as security for the payment of the Principal Amount and interest described in this Note.

11.  Reasonable Estimate of Damages. After negotiation, the Company and OccuLogix have mutually agreed that, considering all of the circumstances existing on the date hereof, the right of OccuLogix to convert this Note pursuant to Section 3.2, and the attendant consequences of doing so, represent fair and reasonable compensation for damages that OccuLogix would suffer as a result of the existence of the conditions giving rise to such right. The granting of such right is not intended as a forfeiture or penalty but, rather, is intended to constitute liquidated damages to OccuLogix. The Company hereby specifically confirms the accuracy of the foregoing and its agreement therewith. Nothing contained in this Section 11 shall be deemed or construed as a limitation on any other rights or remedies that OccuLogix may have hereunder, at law or in equity, or otherwise.

12.  Waiver of Presentment, Etc. The Company hereby, to the fullest extent permitted by applicable law, waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, acceleration or enforcement of or under this Note.

13.  Amendment; Waivers. Neither this Note nor any term hereof may be waived, amended, discharged, modified, changed, or terminated orally, nor shall any waiver of any provision hereof be effective except by an instrument in writing signed by the party granting the waiver. The failure of the holder hereof to exercise any of its rights, remedies, powers, or privileges hereunder in any instance will not constitute a waiver thereof, or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy.

14.  Payment of Collection Costs. The Company will pay on demand all costs of collection, including all court costs and reasonable attorneys’ fees, paid or incurred by OccuLogix in enforcing this Note after an Event of Default.

15.  GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO PRINCIPLES OF CHOICE OF LAW).

16.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, post prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company:

Solx, Inc.
8 Saint Mary’s Street
Suite 629
Boston, MA 02215
Attention: President
Telephone: 617-353-1277
Facsimile: 617-358-1933

with a copy to:

Rackemann, Sawyer & Brewster
Professional Corporation
One Financial Center
Boston, MA 02111
Attention: Jamey A. Wachta, Esq.
Telephone: 617-951-1141
Facsimile: 617-542-7437

If to OccuLogix, Inc.:

OccuLogix, Inc.
2600 Skymark Avenue
Building 9
Suite 201
Mississauga, ON Canada L4W5B2
Attention: Chief Executive Officer
Facsimile: 905-602-7623

With a copy to:

Torys LLP
Suite 3000
79 Wellington Street West
Toronto-Dominion Centre
Toronto, ON Canada M5K 1N2
Attention: David A. Chaikof
Facsimile: 416-865-7380

In Witness Whereof, the Company has executed and delivered this Convertible Unsecured Promissory Note as an instrument under seal as of the date first above written.

SOLX, INC.
By:	/s/ Doug P. Adams
Name:	Doug P. Adams
Title:	President

Acknowledged and Agreed: OCCULOGIX, INC.
By:	/s/ Elias Vamvakas
Name:	Elias Vamvakas
Title:	Chairman and Chief Executive Officer